                                                              Exhibit (m)(17)(i)


                         AMENDED AND RESTATED SCHEDULE A

                               WITH RESPECT TO THE

                  AMENDED AND RESTATED SHAREHOLDER SERVICE PLAN

                                       FOR

                                ING MUTUAL FUNDS

                                 CLASS Q SHARES

                                                 MAXIMUM
                                               SERVICE FEE
                                               -----------
                                             (as a percentage     LAST CONTINUED/
                                             of average daily       APPROVED BY
     FUND                                       net assets)           BOARD              REAPPROVAL DATE
     ----                                       -----------           -----              ---------------
ING Emerging Countries Fund                        0.25%           July 11, 2002        September 1, 2003
ING International SmallCap Growth Fund             0.25%           July 11, 2002        September 1, 2003
ING Worldwide Growth Fund                          0.25%           July 11, 2002        September 1, 2003
ING Global Equity Dividend Fund                    0.25%         February 25, 2003      September 1, 2004
ING Foreign Fund*                                  0.25%            May 29, 2003        September 1, 2004

*This Amended and Restated Schedule A to the Services and Distribution Plan will be effective with respect to this Fund upon the effective date of the initial Registration Statement with respect to the Fund.